                             INFORMATION STATEMENT

                             AMC Entertainment Inc.
                              106 West 14th Street
                          Kansas City, Missouri 64105

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

    This Information Statement is furnished by the Board of Directors of AMC Entertainment Inc., a Delaware corporation (the "Company"), to the holders of record at the close of business on January 26, 1994 (the "Consent Record Date") of the Company's outstanding Common Stock, par value 66 2/3 CENTS per share (the "Common Stock") and of the Company's outstanding Class B Stock, par value 66 2/3 CENTS per share (the "Class B Stock") pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The purpose of this Information Statement is to inform all such stockholders of certain action that will be taken by the Company pursuant to approval of the Board of Directors and by the written consent of the holders of a majority of the outstanding shares of Common Stock and Class B Stock as to which votes are entitled to be cast. This Information Statement is being mailed on or about January 28, 1994 to the stockholders of record of the Company as of the Consent Record Date.

    As described in more detail in this Information Statement, the proposed action involves the amendment and restatement (the "Amendment") of the Company's existing Certificate of Incorporation, as amended (the "Certificate of Incorporation") to clarify the authority of the Board of Directors to establish powers, preferences and rights with respect to voting and liquidation of one or more series of Preferred Stock presently authorized under the Company's Certificate of Incorporation. The Amendment is described in more detail below under the caption "Proposed Amendment and Restatement of Certificate of Incorporation."

    The Amendment is being made in connection with an offering (the "Offering") by the Company pursuant to a registration statement filed by the Company with the Securities and Exchange Commission with respect to up to 4,600,000 shares of Cumulative Convertible Preferred Stock, par value 66 2/3 CENTS per share (the "Convertible Preferred"). The Offering and certain of the proposed terms of the Convertible Preferred are described in more detail below under the caption "The Offering."

    The Company is not seeking the consent, authorization or proxy of its stockholders with respect to the Amendment. Pursuant to the Company's Certificate of Incorporation, there are 45,000,000 shares of Common Stock and 30,000,000 shares of Class B Stock authorized for issuance. As of the Consent Record Date, the Company had outstanding 5,261,830 shares of Common Stock and 11,157,000 shares of Class B Stock. The Common Stock and the Class B Stock are the only outstanding issues of the Company's authorized securities.

    The Amendment is subject to the approval of a majority of the holders of Common Stock and Class B Stock voting as a single class, with the holders of Common Stock receiving one vote per share and the holders of Class B Stock receiving 10 votes per share, and to the approval of a majority of the holders of Common Stock and Class B Stock, with each class voting separately. The Amendment was approved by the Board of Directors on the Consent Record Date. It is anticipated that the Amendment will be approved by the written consent of Durwood, Inc. ("DI"), as holder of a majority of the outstanding shares of Common Stock and Class B Stock, on or about February 17, 1994. Thereafter, notice of such approval will be furnished stockholders and the Amendment will be filed with the Secretary of State of Delaware.

                    SECURITY OWNERSHIP OF BENEFICIAL OWNERS

    The following table sets forth certain information as of the Consent Record Date with respect to beneficial owners of five percent or more of any class of the Company's capital stock:

                                                                            NUMBER OF SHARES
                                                 NAME AND ADDRESS             BENEFICIALLY       PERCENT
TITLE OF CLASS                                  OF BENEFICIAL OWNER               OWNED         OF CLASS
- ---------------------------------------  ---------------------------------  -----------------  -----------
Common Stock...........................  Durwood, Inc.(1)                          2,641,951(2)        50.2%(2)
                                         106 West 14th Street
                                         Kansas City, MO 64105
                                         Wells Fargo Institutional                   268,947(3)         5.1%(4)
                                         Trust Company, N.A.(3)
                                         45 Fremont Street, 17th Floor
                                         San Francisco, CA 94105
                                         David L. Babson &                           417,500(5)         7.9%(6)
                                         Company, Inc.(5)
                                         One Memorial Drive
                                         Cambridge, MA 02142
Class B Stock (7)......................  Durwood, Inc.(1)                         11,157,000(2)        100%(2)
                                         106 West 14th Street
                                         Kansas City, MO 64105

- ------------------------
(1) A revocable inter-vivos trust established by Mr. Stanley H. Durwood for the benefit of Mr. Stanley H. Durwood holds approximately 75% of the voting power of the outstanding capital stock of DI. American Associated Enterprises, a Missouri limited partnership of which Mr. Stanley H. Durwood is the limited partner and his children are the general partners (on whose behalf Mr. Edward D. Durwood has voting authority), holds approximately 25% of the voting power of DI's outstanding capital stock. Mr. Stanley H. Durwood is Chairman of the Board, Chief Executive Officer and a Director of the Company, and Mr. Edward D. Durwood is President, Vice Chairman of the Board and a Director of the Company.
(2) Class B Stock is convertible into Common Stock on a share-for-share basis. The stated percentage has been computed without giving effect to the conversion option. Were all shares of Class B Stock converted there would be 16,418,830 shares of Common Stock outstanding, of which DI would hold 13,798,951 shares, or 84% of the outstanding Common Stock. On January 25, 1994, DI converted 573,000 shares of Class B into Common Stock.
(3) As reported by Wells Fargo Institutional Trust Company, N.A., on Schedule 13G dated February 11, 1993.
(4) Because the number of outstanding shares of Common Stock has increased since February 11, 1993, the number of shares of Common Stock disclosed in such Schedule 13G constitutes 5.1% of the outstanding shares of Common Stock as of the Consent Record Date.
(5) As reported by David L. Babson & Company, Inc. on Schedule 13G dated January 22, 1993.
(6) Because the number of outstanding shares of Common Stock has increased since January 22, 1993, the number of shares of Common Stock disclosed in such Schedule 13G constitutes 7.9% of the outstanding Common Stock as of the Consent Record Date.
(7) In the election of Directors, holders of Class B Stock are entitled to elect four of the Company's six Directors. On other matters, holders of Class B Stock vote as a class with holders of Common Stock, with each share of Class B Stock being entitled to ten votes per share.

                 BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth certain information as of the Consent Record Date with respect to beneficial ownership by Directors and Executive Officers of the Company's Common Stock and Class B Stock.

                                                  NAME OF                AMOUNT AND NATURE OF    PERCENT
TITLE OF CLASS                               BENEFICIAL OWNER            BENEFICIAL OWNERSHIP   OF CLASS
- ----------------------------------  -----------------------------------  --------------------  -----------
Common Stock......................  Stanley H. Durwood                           2,642,101(1)         50.2%
                                    Edward D. Durwood                              200,000(2)       *
                                    Paul E. Vardeman                                   300          *
                                    Philip M. Singleton                            170,000(2)       *
                                    Peter C. Brown                                 150,000(2)       *
                                    Donald P. Harris                                59,808(2)       *
                                    All Directors and Executive                  3,396,689(2)         56.9%
                                    Officers as a group (13 persons,
                                    including the individuals
                                    named above)
Class B Stock (1).................  Stanley H. Durwood                          11,157,000(1)         100%(1)

- ------------------------
 *    Less than one percent.
(1) See Notes 1 and 2 under "Security Ownership of Beneficial Owners." Mr. Stanley H. Durwood also directly owns 150 shares of the Company's Common Stock.
(2) Includes shares subject to options to purchase Common Stock under the Company's 1984 Stock Option Plan which are deemed to be beneficially owned pursuant to the rules and regulations of the Securities and Exchange Commission, as follows: Edward D. Durwood -- 200,000 shares; Philip M. Singleton -- 150,000 shares; Peter C. Brown -- 150,000 shares; Donald P. Harris -- 57,000 shares; and all executive officers as a group -- 707,000 shares.

              PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

EXISTING PROVISIONS AFFECTED BY AMENDMENT

    Under the Company's existing Certificate of Incorporation, the Board of Directors is authorized to establish by resolution one or more series of Preferred Stock, the number of shares of each series, and the powers, preferences, rights, qualifications, limitations and restrictions of each series. However, the Company has been advised by counsel that a possible conflict exists between certain provisions of the Certificate of Incorporation respecting the Common Stock and the Class B Stock and those empowering the Board to set the terms of Preferred Stock which may be issued. The Company proposes to amend and restate its Certificate of Incorporation to eliminate the conflict and clarify the authority of the Board of Directors to establish the powers, preferences, rights, qualifications, limitations and restrictions of Preferred Stock which may be issued. As proposed to be amended pursuant to the Amendment, the Company's Restated and Amended Certificate of Incorporation will provide that the rights of holders of Common Stock and Class B Stock with respect to voting and liquidation will be subject to rights which may be granted to holders of Preferred Stock by the Board of Directors. It is also proposed that the Certificate of Incorporation be amended to (i) delete references to Cumulative Preferred Stock, 14% Series of 1988, no shares of which are outstanding, (ii) limit the application of certain provisions in the Certificate of Incorporation addressing vacancies on the Board to the Class B and Common Stock, and (iii) make other nonsubstantive modifications, such as changing the enumeration of certain sections.

    The following is a summary of existing provisions of the Company's Certificate of Incorporation with respect to the voting and liquidation rights of Common Stock and Class B Stock that will be substantively changed by the Amendment.

        VOTING RIGHTS. The holders of Common Stock are entitled to one vote per share and, except for the election of directors, vote together as a single class with the Class B Stock, subject to the right to vote as a separate class on certain charter amendments affecting the Common Stock and as required by law. The holders of Class B Stock are entitled to ten votes per share and, except for the election of directors, vote together with the Common Stock as a single class, subject to the right to vote as a separate class on certain charter amendments affecting the Class B Stock and as required by law.

        Holders of Common Stock, voting separately as a class, with each share having one vote for such purpose, generally have the right to elect 25% of the Board of Directors. So long as any shares of Class B Stock remain outstanding, holders of Class B Stock, voting separately as a single class, with each share of Class B Stock having one vote for such purpose, generally have the right to elect 75% of the Board of Directors. If the total number of shares of Class B Stock outstanding becomes less than 12 1/2% of the aggregate number of shares of Common Stock and Class B Stock outstanding, then so long as shares of Common Stock are listed on the American Stock Exchange, the 75% of the Board of Directors otherwise elected by holders of Class B Stock will be elected by holders of Common Stock and Class B Stock voting together as a single class, with each share of Common Stock having one vote per share and each share of Class B Stock having ten votes per share. In the event that no shares of Class B Stock remain outstanding, the holders of Common Stock may elect all of the Board of Directors, with each share having one vote for such purpose. Holders of Common Stock and Class B Stock do not have cumulative voting rights in elections of directors.

          The Certificate of Incorporation also states that except as provided therein or by law, all rights to vote on matters to be voted upon by stockholders is vested in the holders of the Class B and Common Stock.

            As a result of the existing provisions of the Certificate of Incorporation, there may be a question whether the Board of Directors, when establishing terms of the Preferred Stock, may grant voting rights to holders of Preferred Stock in the election of directors or as to other matters.

        LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding-up of the Company, holders of Common Stock and Class B Stock are entitled to receive, pro rata per share, any remaining assets of the Company available for distribution to stockholders. As a result of these provisions, there may be a question whether Preferred Stock may have any liquidation rights under the Certificate of Incorporation.

PROPOSED AMENDMENTS

    As proposed, the provisions of Article Fourth of the Restated and Amended Certificate of Incorporation will provide that the rights of holders of Common Stock and Class B Stock as to voting, including the rights of such holders to elect members of the Company's Board of Directors, and as to liquidation, will be subject to such rights, powers and preferences as may be granted to holders of Preferred Stock. To the extent that the Board of Directors in the future authorizes series of Preferred Stock with rights as to voting and liquidation, the rights of holders of Common Stock and Class B Stock may be reduced. Without limiting the preceding, holders of Preferred Stock may be granted the right to elect members of the Board of Directors, to vote on other matters, such as mergers and the authorization or issuance of other series of stock, and may be granted preferences upon liquidation of the Company.

    It is also proposed that the Certificate of Incorporation be amended to (i) delete references to Cumulative Preferred Stock, 14% Series of 1988, no shares of which are outstanding, (ii) provide that only directors elected by holders of Class B Stock and Common Stock may fill vacancies on the Board allocable to Class B Stock when there are no Class B shares outstanding, and (iii) make other nonsubstantive modifications, such as changing the enumeration of certain sections.

    The amendment referred to in clause (ii) of the preceding paragraph, which is found in ARTICLE FOURTH, Section (c)(v)(E) of the Proposed Restated and Amended Certificate of Incorporation, preserves for directors elected by holders of Class B Stock and Common Stock the power to fill vacancies on the Board allocable to Class B Stock at times when no shares of Class B Stock are outstanding but shares of Preferred Stock having voting rights in the election of directors are outstanding. Without such change, directors elected by holders of Preferred Stock might be entitled to participate in filling a vacancy allocable to Class B Stock.

    The reason for the proposed Amendment is to facilitate the issuance of Preferred Stock, particularly in connection with the Offering. Although the Board of Directors is currently authorized to establish series of Preferred Stock and to establish powers, rights, preferences, qualifications, limitations and restrictions for such Preferred Stock, the existing Certificate of Incorporation is unclear as to the effect on the rights of holders of Common Stock and Class B Stock if the Board of Directors were to authorize Preferred Stock with rights which conflict with or exceed those granted to holders of Common Stock or Class B Stock. In the judgement of the Board of Directors, the lack of clarity inhibits the Company's ability to issue Preferred Stock, the holders of which will typically have the right to approve certain actions, such as the issuance or authorization of senior or parity securities, to elect members of the Board of Directors under certain circumstances and to have certain preferences with respect to liquidation.

    The preceding paragraphs contain only a summary description of the material provisions of the proposed Amendment and are qualified in their entirety by reference to the full text of the proposed Restated and Amended Certificate of Incorporation, the form of which is set forth in Exhibit A hereto. To assist stockholders, all changes from the Company's existing Certificate of Incorporation are shown in the attached Exhibit A. Deleted language is preceded and followed by a # sign and new language is underlined.

    The Amendment will be effective following its approval by DI and upon filing the Restated and Amended Certificate of Incorporation with the Secretary of State of Delaware. Pursuant to Delaware law, such filing will not occur until notice of such approval has been mailed to stockholders. The Company currently anticipates that the proposed Amendment will be effective on or after February 17, 1994.

                                  THE OFFERING

    The Amendment is being made in connection with the Offering of 4,000,000 shares of the Convertible Preferred (4,600,000 shares if the Underwriters exercise their over-allotment option). The Offering will be made in a public offering, for cash, pursuant to a registration statement filed with the Securities and Exchange Commission.

    The net proceeds to the Company from the sale of the Convertible Preferred are estimated to be approximately $96 million, assuming the over-allotment option is not exercised. The Company intends to use such proceeds (i) to improve its domestic theatre circuit through the addition of screens at, or remodeling of, existing theatres, the construction of new theatres and the acquisition of existing theatres from other circuits, (ii) to finance the construction or acquisition of theatres in foreign markets and (iii) for general corporate purposes. Such new theatres and screens may be acquired pursuant to lease agreements or through acquisition of fee ownership and may be constructed by the Company on a stand-alone basis or through partnerships or other arrangements with third parties. The Company also may use a portion of the net proceeds from the Offering to repurchase and retire a portion of the Company's outstanding 11 7/8% Senior Notes Due 2000 and/or 12 5/8% Senior Subordinated Notes Due 2002 (collectively, the "Notes") pursuant to open market or privately negotiated purchases or otherwise. The Company's determination to acquire Notes will depend on many factors, including factors beyond its control such as prevailing market prices for the Notes, and may be subject to limitations in debt instruments to which it is a party.

    The actual number of screens which the Company might build or acquire with proceeds of the Offering or otherwise will depend on a number of factors, including geographic location, whether the Company acquires fee as opposed to leasehold interests in the theatres and theatre sites and the availability of development partners or other outside financing sources. Presently the Company is not engaged in discussions with any person respecting the possible acquisition of existing theatres or theatre circuits, and there can be no assurances that any acquisition will occur. Pending their use for the purposes set forth above, the Company will invest the net proceeds of the Offering in interest-bearing instruments or other securities.

    Certain provisions of the Convertible Preferred relating to dividend rates, redemption prices and conversion prices are not presently known and will be established subsequently by the Board of Directors in connection with the Offering. Set forth below is a summary of the other material terms of the Convertible Preferred.

    GENERAL. When issued, the Convertible Preferred will be fully paid and nonassessable. The holders of the Convertible Preferred will have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into, or carrying rights or options to purchase, any such shares. The Convertible Preferred will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Convertible Preferred. Unless redeemed by the Company or converted, the Convertible Preferred will be perpetual. United Missouri Bank, N.A., will be the registrar, transfer agent, conversion agent and dividend disbursing agent for the Convertible Preferred.

    RANKING. The Convertible Preferred will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company (including, without limitation, the Common Stock and Class B Stock) and each other class of capital stock or series of preferred stock established after the Offering by the Board of Directors of the Company which does not expressly provide that it ranks senior to or on a parity with the Convertible Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock established after the Offering by the Board of Directors of the Company which expressly provides that such series will rank on a parity with the Convertible Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established after the Offering by the Board of Directors of the Company which expressly provides that such series will rank senior to the Convertible Preferred as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Senior Securities"). While any shares of Convertible Preferred are outstanding, the Company may not issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase any additional class or series of (x) Senior Securities, without the vote or consent of the holders of two-thirds of the outstanding shares of Convertible Preferred and any Parity Securities, voting as a single class without regard to series, or (y) Parity Securities, without the vote or consent of the holders of a majority of the outstanding shares of Convertible Preferred and any Parity Securities, voting as a single class without regard to series. However, the Company may create additional classes of Junior Securities, increase the authorized number of shares of any Junior Security or issue any Junior Securities without the consent of any holder of the Convertible Preferred. See "-- Voting Rights."

    DIVIDENDS. Holders of shares of the Convertible Preferred will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds of the Company legally available for payment, cash dividends at an annual rate per share of Convertible Preferred to be determined by the Board of Directors, payable in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such date following issuance of the Convertible Preferred (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Each dividend will be payable to holders of record as they appear on the stock books of the Company on a record date fixed by the Board of Directors which shall be not more than 60 nor less than ten days before the payment date. Dividends will be cumulative from the date of original issuance of the Convertible Preferred. Dividends payable on the Convertible Preferred for each full dividend period will be computed by annualizing the dividend rate and dividing by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Convertible Preferred. If full cumulative dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the Convertible Preferred and upon any other Parity Securities, all dividends declared upon shares of Convertible Preferred and any such Parity Securities will be declared and paid pro rata so that in all cases the amount of dividends declared per share on the Convertible Preferred and on such other Parity Securities will bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred and such other Parity Securities bear to each other. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities payable in additional shares of Junior Securities or rights to acquire Junior Securities) and no Junior Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with respect thereto, if full dividends for all prior periods have not been paid on the Convertible Preferred. Accumulated unpaid dividends will not bear interest.

    Under Delaware law, the Company may declare and pay dividends on its capital stock only out of surplus, as defined in the Delaware General Corporation Law (the "DGCL") or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus under the DGCL is generally defined to mean the excess, at any given time, of the net assets of a corporation over the amount of the corporation's capital. No dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution, or if such declaration, payment or distribution would contravene the Certificate of Incorporation.

    LIQUIDATION   RIGHTS.    In  the  event  of  any  voluntary  or  involuntary
liquidation, dissolution or winding-up of the Company, before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock and Class B Stock of the Company, but after payment or provision for payment of the Company's debts and other liabilities, the holders of the Convertible Preferred shall receive a liquidation preference of $25.00 per share and shall be entitled to receive all accrued and unpaid dividends through the date of distribution, and the holders of any Parity Securities shall be entitled to receive the full respective liquidation preferences (including any premium) to which they are entitled and shall receive all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution. If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred and any Parity Securities, the holders of the Convertible Preferred and such Parity Securities will share ratably in any such distribution of assets of the Company, first in proportion to their respective liquidation preferences, until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidating preference and accrued dividends, the shares of Convertible Preferred will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or substantially all the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, nor any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by reincorporation of another corporation, will be deemed to be a liquidation, dissolution or winding-up of the Company.

    OPTIONAL REDEMPTION. Shares of the Convertible Preferred are not subject to any mandatory redemption, sinking fund or other similar provision and may not be redeemed at the option of the Company on or prior to January 1, 1997. After such date the Convertible Preferred will be redeemable at the option of the Company upon notice at any time, in whole or in part, at redemption prices per share to be established by the Board of Directors (expressed as a percentage of the $25.00 liquidation preference thereof), plus accrued and unpaid dividends, if any, up to but excluding the date fixed for redemption.

    If fewer than all of the outstanding shares of the Convertible Preferred are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. In the event that any quarterly dividends payable on the Convertible Preferred are in arrears, the Convertible Preferred may not be redeemed unless all outstanding shares of Convertible Preferred are simultaneously redeemed or the outstanding shares of the Convertible Preferred are redeemed on a pro rata basis.

    Notice of redemption will be given by first class mail, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of the shares of Convertible Preferred to be redeemed at the address of such holder in the stock register of the Company. If a notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Convertible Preferred so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease.

    The ability of the Company to redeem shares of Convertible Preferred is restricted under the terms of the Company's existing credit facility and the Notes.

    VOTING RIGHTS. Except as indicated below or as expressly required by applicable law, the holders of the Convertible Preferred will have no voting rights. If the equivalent of six full quarterly dividends payable on the Convertible Preferred are in arrears, the authorized number of directors of the Company will be increased by two and the holders of the Convertible Preferred, voting separately as a class with the holders of shares of any Parity Securities upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors, either by written consent or at any meeting at which directors are to be elected, until all dividends in arrears on the Convertible Preferred have been paid or declared and set apart for payment. Upon payment or declaration and setting apart of funds for payment of all such dividends in arrears, the term of office of each director elected will immediately terminate and the number of directors constituting the entire Board of Directors will be reduced by the number of directors elected by the holders of the Convertible Preferred and any Parity Securities.

    The vote or consent of the holders of two-thirds of the outstanding shares of Convertible Preferred and any Parity Securities, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase, any additional class or series of Senior Securities. Furthermore, the vote or consent of the holders of a majority of the outstanding shares of Convertible Preferred and any Parity Securities, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase, any additional class or series of Parity Securities. However, the Company may create additional classes of Junior Securities, increase the authorized number of shares of any Junior Security or issue any Junior Securities without the consent of any holder of the Convertible Preferred. No such vote or consent of the holders of the Convertible Preferred is required if, at or prior to the time when the issuance of any such Senior or Parity Securities is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all of the Convertible Preferred at the time outstanding pursuant to the terms of the Convertible Preferred.

    The vote or consent of the holders of two-thirds of the outstanding shares of Convertible Preferred, voting as a class, will be required to authorize an amendment to the Certificate of Incorporation, whether or not such holders are entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

    CONVERSION. Shares of the Convertible Preferred will be convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the aggregate liquidation preference of the shares of Convertible Preferred surrendered for conversion divided by an initial conversion price established by the Board of Directors, subject to adjustment as described below. Upon the surrender of any shares of Convertible Preferred for conversion, in lieu of issuing the Common Stock issuable upon conversion of the Convertible Preferred, the Company may, at its option, pay to the holder of such shares of Convertible Preferred an amount in cash equal to the then Market Value (as defined below) of the number of shares of Common Stock into which such shares of Convertible Preferred are then convertible. Notwithstanding the foregoing, the Company's ability to redeem for cash the Convertible Preferred surrendered for conversion is restricted under the terms of the Company's existing credit facility and Notes. Holders of the Convertible Preferred will not be entitled to any payment or adjustment on account of accrued and unpaid dividends upon conversion of the Convertible Preferred. Shares of Convertible Preferred surrendered for conversion during the period after any dividend payment record date and prior to the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. Shares of Convertible Preferred called for redemption will not be convertible after the close of business on the business day preceding the date fixed for redemption unless the Company defaults in payment of the redemption price. No fractional shares of Common Stock will be issued as a result of conversion, but, in lieu thereof, an amount equal to Market Value of such fractional interest will be paid in cash by the Company.

    The initial conversion price per share of Common Stock will be subject to adjustment (under formulae to be set forth in the Certificate of Designations for the Convertible Preferred) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on the Common Stock of the Company;
(ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at a price per share less than the then current market price per share; and (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding-up of the Company or paid in cash). No adjustment of the conversion price will be made until cumulative adjustments amount to one percent or more of the conversion price as last adjusted, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    The Company from time to time may decrease the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease. At its option, the Company also may make such other reduction in the conversion price as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

    In the event of (i) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange, pursuant to which any holders of Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Convertible Preferred then outstanding shall have the right thereafter to convert such share only into the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock issuable upon conversion of such share of Convertible Preferred immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange. The company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding two paragraphs and in this paragraph.

    Holders of shares of Convertible Preferred desiring to convert the same into Common Stock must surrender the shares being converted, accompanied by a written notice of conversion specifying the number (in whole shares) of shares of Convertible Preferred to be converted and the name or names in which such holder wishes the certficate or certificates for Common Stock to be issued. Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the Company receives such shares of Convertible Preferred and notice. Such conversion shall be at the conversion price in effect on such conversion date. Each holder of Common Stock issuable upon the conversion of the Convertible Preferred will be deemed a holder of record of Common Stock at the close of business on such date of conversion unless the stock transfer books of the Company shall be closed on that date, in which event at the close of business on the next succeeding day on which such stock transfer books are open.

    SPECIAL CONVERSION RIGHTS. The Convertible Preferred has a special conversion right that becomes effective upon the occurrence of certain types of significant transactions affecting ownership or control of the Company or the market for the Common Stock. The purpose of the special conversion right is to provide (subject to certain exceptions) partial loss protection upon the occurrence of a Change of Control or a Fundamental Change (each as defined below) at a time when the Market Value of the Common Stock issuable upon conversion by a holder is less than the then prevailing conversion price. In such situations, the special conversion right would, for a limited period, reduce the then prevailing conversion price to the higher of the Market Value of the Common Stock or a minimum conversion price equal to 80% of the reported sale price of the Common Stock as of the latest practicable date prior to the date of the final Prospectus respecting the Convertible Preferred, subject to certain adjustments (and increase the equivalent conversion ratio accordingly). Consequently, to the extent that the Market Value of the Common Stock is less than the minimum conversion price, a holder will have a lesser degree of protection from loss upon exercise of a special conversion right.

    The special conversion right is intended to provide limited loss protection to investors in certain circumstances, while not giving holders a veto power over significant transactions affecting ownership or control of the Company. Although the special conversion right may render more costly or otherwise inhibit certain proposed transactions, its purpose is not to inhibit or discourage takeovers or other business combinations.

    Each holder of the Convertible Preferred will be entitled to a special conversion right if a Change of Control or Fundamental Change occurs. However, if the majority of the value of the consideration received in a transaction by holders of Common Stock is Marketable Stock (as defined below) or if the holders of Voting Stock (as defined below) of the Company hold a majority of the Voting Stock of the Company's successor, the transaction will not be a Fundamental Change, and holders of the Convertible Preferred will not have special conversion rights as the result of that transaction.

    A special conversion right will permit a holder of the Convertible Preferred, at the holder's option during the 30-day period described in the following paragraph, to convert all, but not less than all, the holder's Convertible Preferred at a conversion price equal to the Special Conversion Price (as defined below). A holder exercising a special conversion right will receive Common Stock if a Change of Control occurs and, if a Fundamental Change occurs, will receive the same consideration received for the number of shares of Common Stock into which the holder's Convertible Preferred would have been convertible at the Special Conversion Price. In either case, however, the Company or its successor may, at its option, elect to pay the holder cash equal to the Market Value of the number of shares of Common Stock into which the holder's Convertible Preferred is convertible at the Special Conversion Price.

    The Company will mail to each registered holder of the Convertible Preferred a notice setting forth details of any special conversion right occasioned by a Change of Control or Fundamental Change within 30 days after the event occurs. A special conversion right may be exercised only within the 30-day period after the notice is mailed and will expire at the end of that period. Exercise of a special conversion right, to the extent permitted by law, is irrevocable, and all the Convertible Preferred surrendered for conversion will be converted at the end of the 30-day period mentioned in the preceding sentence. The Company, in taking any action in connection with any Change of Control, Fundamental Change or related special conversion right, will undertake to comply with all applicable federal securities regulations including, to the extent applicable, Rules 13e-4 and 14e-1 under the Exchange Act.

    The shares of Convertible Preferred that are not converted pursuant to a special conversion right will continue to be convertible pursuant to the general conversion rights described under the caption "-- Conversion" above.

    The special conversion right is not intended to, and does not, protect holders of the Convertible Preferred in all circumstances that might affect ownership or control of the Company or the market for the Common Stock or that might otherwise adversely affect the value of an investment in the Convertible Preferred. The ability to control the Company may be obtained by a person even if that person does not, as is required to constitute a Change of Control, acquire more than 50% of the Company's voting power. The Company and the market for the Common Stock may be affected by various transactions that do not constitute a Fundamental Change. In particular, transactions involving the transfer of substantially less than all of the Company's assets or the transfer or conversion of less than 50% of the voting power may have a significant effect on the Company and the market for the Common Stock, as could transactions in which holders of Common Stock receive primarily Marketable Stock or in which holders of Voting Stock (presently the Class B Stock) of the Company continue to own a majority of the Voting Stock of the successor to the Company. In addition, if the special conversion right does arise as the result of a Fundamental Change, the special conversion right will allow a holder exercising a special conversion right to receive the same type of consideration received by the holders of Common Stock and, thus, the degree of protection afforded by the special conversion right may be affected by the type of consideration received.

    As used herein, a "Change of Control" with respect to the Company shall be deemed to have occurred at the first time after the issuance of the Convertible Preferred that (i) a majority of the Board of Directors of the Company, over a two-year period, is replaced from the directors who constituted the Board of Directors of the Company at the beginning of such period, which replacement shall not have been approved by the Board of Directors of the Company (or replacement directors approved by the Board of Directors of the Company), as constituted at the beginning of such period, or (ii) a person or entity or group of persons or entities acting in concert as a partnership or other group (other than the DI affiliates (as defined below), any subsidiary of the Company, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any subsidiary of the Company or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

    As used herein, the term "DI affiliates" means (i) Mr. Stanley H. Durwood, his spouse and any of his lineal descendants and their respective spouses (collectively the "Durwood Family"), (ii) any controlled affiliate of any member of the Durwood Family and (iii) any trust solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust).

    As used herein, a "Fundamental Change" with respect to the Company means (i) the occurrence of any transaction or event in connection with which (a) 66 2/3% or more of the outstanding Common Stock or (b) securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) or (ii) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Company's property, business or assets; provided, however, that a Fundamental

Change will not be deemed to have occurred with respect to either of the following transactions or events: (a) any transaction or event in which more than 50% (by value as determined in good faith by the Board of Directors) of the consideration received by holders of Common Stock consists of Marketable Stock or (b) any consolidation or merger of the Company in which the holders of Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the Voting Stock of the sole surviving corporation (or of the ultimate parent of such sole surviving corporation) outstanding at the time immediately after such consolidation or merger. There is no established meaning of what constitutes a sale of "all or substantially all" of a company's property, business or assets. This uncertainty may make it difficult for a holder to determine whether or not a Fundamental Change has occurred, and thus, whether he is entitled to a special conversion right respecting the shares of Convertible Preferred held by him.

    As used herein, "Voting Stock" means, with respect to any person, capital stock of such person, having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). Because holders of Class B Stock presently are entitled to elect more than 50% of the Company's Board of Directors, the Class B Stock is presently the only Voting Stock of the Company for purposes of this definition.

    As used herein, "Special Conversion Price" means the higher of (i) the Market Value of the Common Stock or (ii) a per share amount to be fixed by the Board of Directors, which amount will be adjusted each time the conversion price is adjusted so that the ratio of such amount to the conversion price, after giving effect to any such adjustment, shall always be the same as the ratio of such initial per share amount to the initial conversion price, without giving effect to any such adjustment. As used herein, "Market Value" of the Common Stock or any other Marketable Stock is the average of the last reported sales prices of the Common Stock or such other Marketable Stock, as the case may be, for the five trading days ending on the last trading day preceding the date of the Fundamental Change or Change of Control.

    As used herein, the term "Marketable Stock" means the Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Company as a result of a Fundamental Change or of the ultimate parent of such successor, which is (or will, upon distribution thereof, be) listed or quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.

                                 OTHER MATTERS

    The resolution that will be consented to by DI approving the Amendment will provide that the Board of Directors may, with the consent of holders of a majority of the outstanding Common Stock and Class B Stock, abandon the proposed Amendment at any time before the proposed Amendment becomes effective if for any reason the Board of Directors deems it advisable to do so.

    Under Delaware law, the Company's stockholders are not entitled to appraisal rights in connection with the Amendment.

    A registration statement with respect to the Convertible Preferred has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This information statement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A written prospectus relating to the Company's proposed Offering may be obtained from Donaldson, Lufkin & Jenrette Securities Corporation, 140 Broadway, New York, New York 10005; Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167; or Smith Barney Shearson Inc., 1345 Avenue of the Americas, New York, New York 10105.

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

                                          By Order of the Board of Directors

                                          Nancy L. Gallagher
                                          SECRETARY

Kansas City, Missouri
January 28, 1994

                                                                     *EXHIBIT A*

    *SET FORTH BELOW IS THE PROPOSED FORM OF THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF AMC ENTERTAINMENT INC. PROVISIONS IN THE EXISTING CERTIFICATE OF INCORPORATION THAT WILL BE ELIMINATED ARE PRECEDED AND FOLLOWED BY THE "#" SIGN, AND PROVISIONS THAT WILL BE ADDED ARE UNDERLINED.*+

                 *PROPOSED RESTATED AND AMENDED* CERTIFICATE OF
                                INCORPORATION OF
                             AMC ENTERTAINMENT INC.

    *AMC Entertainment Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "corporation"), does hereby certify:*

        *I.* *The corporation has issued and received payment for its stock.*

       *II.* *The name of the corporation is AMC Entertainment Inc., which is the name under which the corporation was originally incorporated. The corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on June 13, 1983.*

       *III.* *This Restated and Amended Certificate of Incorporation was duly adopted by the corporation's board of directors and stockholders in
    accordance   with  *SectionSection242*  and  245  of  the  Delaware  General
    Corporation Law. Written consent to the adoption hereof was given in accordance with Section228 of the Delaware General Corporation Law. Written notice of the action so taken in accordance with Section228 of the Delaware General Corporation Law has been provided to all stockholders who did not consent to the adoption hereof.*

       *IV.* *The corporation's certificate of incorporation is hereby amended and restated as follows:*

    FIRST:  The name of the corporation is AMC Entertainment Inc.

    SECOND: The registered office of the corporation in the State of Delaware is located at #100 West Tenth# *Corporation Trust Center, 1209 Orange* Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

    FOURTH: *(a)* The aggregate number of shares of capital stock that the corporation shall have authority to issue is 85,000,000 shares, consisting of 45,000,000 shares of Common Stock, par value 66 2/3 CENTS per share (the "Common Stock"), 30,000,000 shares of Class B Stock, par value 66 2/3 CENTS per share (the "Class B Stock"), and 10,000,000 shares of Preferred Stock, par value 66 2/3 CENTS per share (the "Preferred Stock").

#The outstanding shares of Cumulative Preferred Stock, 14% Series of 1988, without par value, shall automatically and without further action have a par value of 66 2/3 upon the effective date of this Amendment.#

    *(b)* The board of directors is authorized to establish by resolution or resolutions one or more series of the Preferred Stock, the number of shares of each series, and the powers, preferences, rights, qualifications, limitations and restrictions of each series of the Preferred Stock.

    *(c)* The powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock and the Class B Stock are set forth below:

    *(i)* #1.# DIVIDENDS. The holders of Common Stock and the holders of Class B Stock shall receive, pro rata per share, such cash dividends, out of funds legally available therefor, as from time to time may be declared *thereon* by the board of directors.

    *(ii)*  #2.#  STOCK  DIVIDENDS,  ETC.    No  stock  dividend,  stock  split,
subscription right, combination, subdivision or exchange may be paid or issued *to holders of Common Stock or the holders of Class B Stock* except in shares of (or a right to subscribe to shares of) the same class, and only if such action is taken at the same time with respect to the other class so that the number of shares of #each class# *Common Stock and Class B Stock* outstanding (or subject to a subscription right) is increased or decreased in like proportion. The
- ------------------------
+ For EDGAR filing, language that will be added is preceded and followed by the "*" sign.

corporation may not merge or consolidate unless the terms and conditions of the merger or consolidation shall provide that all holders of Common Stock then outstanding and all holders of Class B Stock then outstanding receive, pro rata per share, consideration therein of equal value.

    *(iii)* #3. LIQUIDATION. IN# *LIQUIDATION.* *Subject to such preferences and rights on liquidation as may be granted by the board of directors in resolutions establishing one or more series of Preferred Stock, in* the event of any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, the holders of shares of Common Stock then outstanding and the holders of Class B Stock then outstanding shall receive, pro rata per share, any remaining assets of the corporation available for distribution to its stockholders.

    *(iv)* #4.# CONVERSION.

        *(A)* #(A)# OPTIONAL CONVERSION. Subject to and upon compliance with the terms and provisions of this #Paragraph 4(a)# *paragraph (c)(iv)(A) of Article Fourth*, each holder of Class B Stock shall be entitled at any time and from time to time to convert all or any portion of such holder's shares of Class B Stock into the same number of shares of Common Stock. Each conversion of shares of Class B Stock into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares, stating that such holder desires to convert such shares, or a stated number of such shares, represented by such surrendered certificate or certificates into shares of Common Stock, and the name or names (with addresses) and denominations in which the certificate or certificates for shares to be issued in such conversion shall be issued together with instructions for delivery thereof. Promptly after such surrender and the receipt of such written notice, the corporation will issue and deliver in accordance with such instructions #(i)#*(1)* the certificate or certificates for the shares of Common Stock issuable upon such conversion, and #(ii)#*(2)* a certificate representing the number of shares of Class B Stock which were evidenced by the certificate or certificates surrendered to the corporation in connection with such conversion but which were not converted. Any such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the corporation, and at such time the rights of such holder with respect to the converted shares shall cease and the person or persons in whose name or names the certificate or certificates for shares issued upon such conversion are to be issued shall be deemed to have become the holder or holders of the shares represented thereby.

        *(B)* #(B)# AUTOMATIC CONVERSION. The holders of #a# Class B Stock shall be entitled to vote at any annual meeting of stockholders or at a special meeting called for such purpose or to consent thereto in writing with respect to a resolution providing that a pro rata percentage of shares of Class B Stock of each holder of record, as shall be specified in such resolution, shall be automatically converted into and for all purposes shall be deemed to be the same number of shares of Common Stock. Upon approval of such resolution by a majority of the outstanding shares of Class B Stock or the receipt by the corporation of a consent thereto signed by at least such a majority, the rights of each holder to such percentage of shares of Class B Stock shall cease automatically, and the holders thereof shall be entitled to all rights attendant to holders of such shares of Common Stock.

        *(C)* #(C)# NO CONVERSION CHARGES. Any issuance of certificates for shares of Common Stock upon conversion (whether optional or automatic) of shares of Class B *Stock* shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of shares of Common Stock.

        *(D)* #(D)# AVAILABLE COMMON STOCK. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issue upon conversion of outstanding shares of Class B Stock, such number of shares of Common Stock as shall then be issuable upon a conversion of all of the outstanding shares of Class B Stock. The shares of Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.

    *(v)* #5.# VOTING.

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
        *(A)* #(A)# GENERAL. Except as otherwise provided (1) by this #Paragraph 5# *section (c)(v) of Article Fourth, (2) by the board of directors in resolutions establishing one or more series of Preferred Stock,* or (3) by law, the right to vote on all matters to be voted upon by the stockholders of the corporation is vested in the holders of the outstanding shares of Common Stock and Class B Stock, voting together as if a single class, with each outstanding share of Common Stock having one vote per share for such purpose and each outstanding share of Class B Stock having ten votes per share for such purposes.

        *(B)* #(B)# VOTE REGARDING AUTOMATIC CONVERSION. The holders of the Class B Stock, having one vote #for# *per* share for such purpose, shall have the exclusive right to vote with respect to an automatic conversion of Class B Stock pursuant to #Paragraph 4(b)# *paragraph (c)(iv)(B) of Article Fourth* hereof.

        *(C)* #(C)# ELECTION OF DIRECTORS. The right to vote on the election of directors of the corporation is subject to the following terms and conditions:

        *(1)* #(i)# So long as any shares of Class B Stock shall be outstanding (and not converted into shares of Common Stock pursuant to #paragraph 4# *section (c)(iv) of Article Fourth* hereof), at any time that the holders of any class of securities of the Corporation *generally having the right to vote in the election of directors* shall take any action for the purpose of electing directors, whether at an annual or special meeting of stockholders or otherwise, the holders of the shares of Class B Stock then outstanding, voting separately as a single class, with each outstanding share of Class B Stock having one vote per share for such purpose, shall have the exclusive right to elect such number of directors as shall equal 75% *of the members* of the board *of directors to be elected by holders of shares generally having the right to vote in the election* of directors; PROVIDED, HOWEVER, that if #the# *such* number of directors is not an integral multiple of four, the holders of Class B Stock shall have the exclusive right to elect such number of directors as shall equal 75% of the board *of directors to be elected by holders of shares generally having the right to vote in the election* of directors with any fraction of one-half or more rounded up and with any fraction of less than one-half eliminated; and, PROVIDED FURTHER, HOWEVER, that so long as shares of Common Stock are listed on the American Stock Exchange any such fraction shall be eliminated. Notwithstanding anything herein to the contrary, in the event that the total number of shares of Class B Stock outstanding is less than 12 1/2% of the total number of shares of Class B Stock and Common Stock outstanding, then, so long as shares of Common Stock are listed on the American Stock Exchange, the right to elect the said 75% of the board of directors *to be elected by holders of shares generally having the right to vote in the election of directors* shall be vested in the holders of the outstanding shares of Common Stock and Class B Stock, voting together as if a single class, with each outstanding share of Common Stock having one vote per share for such purpose and each outstanding share of Class B Stock having ten votes per share for such purpose.

        *(2)* #(ii) The holders# *At any time that the holders of any class of securities of the Corporation generally having the right to vote in the election of directors shall take any action for the purpose of electing directors, the holders* of the shares of Common Stock then outstanding, voting separately as a single class, with each outstanding share of Common Stock having one vote per share for such purpose, shall have the exclusive right to elect such number of directors as shall equal 25% *of the members* of the board *of directors to be elected by holders of shares generally having the right to vote in the election* of directors; PROVIDED, HOWEVER, that if #the# *such* number of directors is not an integral multiple of four, the holders of Common Stock shall have the exclusive right to elect such number of directors as shall equal 25% of the board *of directors to be elected by holders of shares generally having the right to vote in the election* of directors with any fraction of more than one-half rounded up and with any fraction of one-half or less eliminated; and PROVIDED FURTHER, HOWEVER, that so long as shares of Common Stock are listed on the American Stock Exchange any such fraction shall be rounded up.

        (3) *The other provisions of this paragraph (c)(v) of Article Fourth notwithstanding, the board of directors may provide special voting rights for holders of Preferred Stock in resolutions establishing one or more series of Preferred Stock. That number of directors authorized to be elected by holders of Preferred Stock pursuant to such resolutions shall be in addition to that number of directors provided for in the bylaws which are to be elected by holders of stock generally having the right to vote in the election of directors.*

        (4) *Subject to voting rights granted by the board of directors in resolutions establishing one or more series of Preferred Stock, in* #(iii) In# the event that no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to #Paragraph 4# *section (c)(iv) of Article Fourth* or otherwise), the right to vote on the election of directors of the corporation is vested exclusively in the holders of the outstanding shares of Common Stock, with each outstanding share of Common Stock having one vote per share for such purpose.

        *(D)* #(D)# REMOVAL OF DIRECTORS. Any director elected pursuant to this #Paragraph 5# *section (c)(v) of Article Fourth* may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all of the outstanding shares of the class of stock which elected such director, at a special meeting of stockholders called for such purpose, and any vacancy created by such removal may be filled, at such special meeting, by the affirmative vote of the holders of a majority of all of the outstanding shares entitled to vote on such removal; PROVIDED, HOWEVER, that if such director was elected by the holders of the outstanding shares of Class B Stock and at or prior to the time such special meeting is held no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to #Paragraph 4# *section
(c)(iv) of Article Fourth* or otherwise), the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock shall be required for any such removal and the filling of any vacancy created by such removal.

        *(E)* #(E)# VACANCIES. If prior to the end of the term of any director #, a vacancy in the office of a director shall occur# *elected by the holders of Common Stock or Class B Stock pursuant to this section (c)(v) of Article Fourth, such director shall cease to be a director* by reason of death, resignation or disability, #such# *the* vacancy *so created* shall be filled by the appointment of a new director for the unexpired term of such former director by a majority of the remaining directors elected by the holders of the same class of stock which elected such former director or, as the case may be, by the sole remaining director so elected; PROVIDED, HOWEVER, that if such former director was elected by the holders of the outstanding shares of Class B Stock and at the time such vacancy is created no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to #Paragraph 4# *section (c)(iv) of Article Fourth* or otherwise), such vacancy shall be filled by a majority of all the remaining directors *elected by the holders of Common Stock and Class B Stock* or, as the case may be, by the sole remaining director #. If either# *elected by* the holders #of the shares# of Common Stock or *Class B Stock. If either the holders of the shares of Common Stock or* the holders of the shares of Class B Stock shall fail to elect such number of directors as such holders shall have the right to elect pursuant to #this Paragraph 5# *section (c)(v)(C) of Article Fourth,* the vacancy or vacancies created by such failure to elect may be filled at any time prior to the end of the terms of the directors then in office by a majority of the remaining directors elected by the holders of each such class which so failed to elect, or as the case may be, by the sole remaining director so elected; PROVIDED, HOWEVER, that if such vacancy or vacancies were created by failure of the holders of outstanding shares of Class B Stock so to elect and at the time such vacancy or vacancies are to be filled no shares of Class B Stock shall be outstanding (whether due to any conversion pursuant to #Paragraph 4# *section (c)(iv) of Article Fourth* or otherwise), such vacancy or vacancies shall be filled by a majority of all of the remaining directors *elected by the holders of Common Stock and Class B Stock* or, as the case may be, by the sole remaining director *elected by the holders of Common Stock or Class B Stock.*

#6.#

        *(F)* CERTAIN AMENDMENTS. The holders of the outstanding shares of #a class# *Common Stock or Class B Stock* shall be entitled to vote separately as a class upon any proposed amendment, if such amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

    FIFTH:   The business and affairs of  the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

    SIXTH:   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws of the corporation.

    SEVENTH: *(a)* Each person who was or is a party or is involuntarily made a party threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or representative or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the Delaware General Corporation law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this #section# *Article Seventh* or otherwise.

    *(b)* If a claim under this #section# *Article Seventh* is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

    *(c)* The rights conferred by this #section# *Article Seventh* shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    *(d)* The corporation may maintain insurance, at its expense, to protect itself and any such director, officer, or representative against any such expense, liability or loss, whether or not the corporation would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

    EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

    NINTH: #The incorporator is Mark B. Goldfus, whose mailing address is P.O. Box 1347, Wilmington, Delaware 19899.#

    #TENTH:# A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability #(i)#*(a)* for any breach of the director's duty of loyalty to the corporation or its stockholders, #(ii)#*(b)* for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, #(iii)#*(c)* under
Section 174 of the *Delaware* General Corporation Law #of the State of Delaware, or (iv)#*, or (d)* for any transaction from which the director derived an improper personal benefit. If the *Delaware* General Corporation Law #of the State of Delaware# is amended to authorize the further elimination or limitation of the personal liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the *Delaware* General Corporation Law #of the State of Delaware#, as amended. No amendment to or repeal of this Article #TENTH# *Ninth* shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    #I, THE UNDERSIGNED, being the incorporator for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this# *IN WITNESS WHEREOF, AMC Entertainment Inc. has caused this Restated and Amended* Certificate of Incorporation #, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this 13th day of
June, 1983.# *to be signed this      day of         , 1994.*

#/s/ Mark B. Goldfus (SEAL)#*(Corporation Seal)*        *AMC ENTERTAINMENT INC.*

                                          #Mark B. Goldfus# *By:*
               -----------------------------------------------------------------
                                *Stanley H. Durwood
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER*

*ATTEST:*

*By:*
- -------------------------
      *Nancy L. Gallagher
   Secretary*

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